RESIGNATION

I, Johnny Lee, hereby resign from all executive officer and director positions that I hold with Amerasia Khan Enterprises Ltd. and any of its direct or indirect subsidiaries effective on the date shown below.

Dated: February 8, 2007	/s/ Johnny Lee Johnny Lee